EXHIBIT 10.2
2016 OMNIBUS AMENDMENT TO
AWARDS GRANTED UNDER THE
BERRY PLASTICS GROUP, INC. 2006 EQUITY
INCENTIVE PLAN
This Omnibus Amendment (this "Amendment") to the Agreements (as defined in the Berry Plastics Group, Inc. (the "Company") 2006 Equity Incentive Plan, as amended (the "Plan")) hereof is adopted effective as of __________, 2016.  All capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Plan.
 WHEREAS, the Company has granted Awards to certain employees of the Company and its Subsidiaries;
WHEREAS, each such Award is evidenced by an Award Agreement entered into by and between the Company and the Participant to whom such Award was granted;
WHEREAS, pursuant to resolutions dated as of July 24, 2013, the Committee authorized certain amendments to the terms and conditions of Awards granted prior to that date (to the extent they were not previously exercised, paid, cancelled, forfeited, terminated, or expired) which were effected by an Omnibus Amendment effective August 1, 2013 (the "First Award Amendments");
WHEREAS, at a Committee meeting held on July 28, 2015, the Committee authorized the Company to amend the terms and conditions of Awards (to the extent they were not previously exercised, paid, cancelled, forfeited, terminated, or expired) to provide full vesting and continued exercisability of outstanding awards upon certain terminations of employment following a "Change in Control" as defined in the Plan (the "Award Amendments");
WHEREAS, the Committee desires to amend all Award Agreements evidencing Awards that are outstanding as of the date hereof under the Plan (whether or not they were amended by the First Award Amendments) (the "Outstanding Award Agreements") to reflect the Award Amendments; and
WHEREAS, pursuant to Section 13 of the Plan, the Committee has the authority to amend Award Agreements in the following respects.
NOW, THEREFORE, pursuant to Section 13 of the Plan, each Outstanding Award Agreement is amended as and to the extent described below:
1. Option Agreements – Effect of Change in Control.  The following paragraph is added as a new paragraph to the existing Section 7 of each Outstanding Award Agreement governing an "Option" (as defined in the Plan):
If the employment of the Optionee is terminated by the Company (or its applicable Subsidiary) for any reason other than for Cause or Disability, or if the Optionee has and exercises the right to resign for "good reason" under an employment agreement between the Company or an Affiliate and the Optionee, within two (2) years following a Change in Control, the Option shall become 100% vested and exercisable with respect to all Shares subject to the Option.  To the extent the Option is vested and exercisable upon a termination described in this paragraph, the Option shall remain exercisable through expiration of the period set forth in Section 3, after which time the Option shall automatically terminate in full, notwithstanding Section 6.1.

2. Stock Appreciation Rights Agreements– Effect of Change in Control.  The following paragraph is added as a new paragraph to the existing Section 7 of each Outstanding Award Agreement governing a "SAR" (as defined in the Plan).
If the employment of the Grantee is terminated by the Company (or its applicable Subsidiary) for any reason other than for Cause or Disability, or if the Grantee has and exercises the right to resign for "good reason" under an employment agreement between the Company or an Affiliate and the Grantee, within two (2) years following a Change in Control, the SAR shall become 100% vested and exercisable with respect to all Shares subject to the SAR.  To the extent the SAR is vested and exercisable upon a termination described in this paragraph, the SAR shall remain exercisable through expiration of the period set forth in Section 3, after which time the SAR shall automatically terminate in full, notwithstanding Section 6.1.
3. Miscellaneous.  The provisions of this Amendment shall apply to each Outstanding Award Agreement only to the extent that the underlying Award has not previously been exercised, paid, cancelled, forfeited, terminated, or expired. Except as expressly amended hereby, the terms and conditions of each Outstanding Award Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.